Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

Exhibit 99.1

BlackRock Kelso Capital Corporation Announces Financial Results for the Quarter and

Year Ended December 31, 2010

New York, New York, March 8, 2011 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, which may also be referred to as “we”, “us” or “our”) announced today financial results for the quarter and year ended December 31, 2010.

HIGHLIGHTS:

Investment Portfolio: $882.2 million

Net Assets: $698.5 million

Indebtedness (borrowings under credit facility): $170.0 million

Net Asset Value per share: $9.62

Portfolio Activity for the Quarter Ended December 31, 2010:

Cost of investments during period: $84.2 million

Sales, repayments and other exits during period: $41.0 million

Portfolio Activity for the Year Ended December 31, 2010:

Cost of investments during period: $406.0 million

Sales, repayments and other exits during period: $395.3 million

Number of portfolio companies at end of period: 50

Operating Results for the Quarter Ended December 31, 2010:

Net investment income before Incentive Fees per share: $0.24

Net investment income per share: $0.03

Dividends declared per share: $0.32

Earnings per share: $0.03

Net investment income: $2.4 million

Net realized and unrealized gains: $0.1 million

Net increase in net assets from operations: $2.4 million

Operating Results for the Year Ended December 31, 2010:

Net investment income per share: $0.96

Dividends declared per share: $1.28

Earnings per share: $1.14

Net investment income: $59.9 million

Net realized and unrealized gains: $11.7 million

Net increase in net assets from operations: $71.5 million

Portfolio and Investment Activity

During the three months ended December 31, 2010, we invested $84.2 million across three new and several existing portfolio companies. This compares to investing $8.6 million across several existing portfolio companies for the three months ended December 31, 2009. Sales, repayments and other exits of investment principal totaled $41.0 million during the three months ended December 31, 2010, versus $56.0 million during the three months ended December 31, 2009.

During the year ended December 31, 2010, we invested $406.0 million across eight new and several existing portfolio companies. This compares to investing $46.8 million across several existing portfolio companies for the year ended December 31, 2009. Sales, repayments and other exits of investment principal totaled $395.3 million during the year ended December 31, 2010, versus $128.2 million during the year ended December 31, 2009.

At December 31, 2010, our portfolio consisted of 50 portfolio companies and was invested 50% in senior secured loans, 26% in unsecured or subordinated debt securities, 14% in equity investments, 10% in senior secured notes and less than 1% in cash and cash equivalents. This compares to our portfolio of 57 companies that was invested 59% in senior secured loans, 30% in unsecured or subordinated debt securities, 6% in senior secured notes, 5% in equity investments and less than 1% in cash and cash equivalents at December 31, 2009. Our average portfolio company investment at amortized cost was approximately $19.7 million at December 31, 2010, versus $18.5 million at December 31, 2009. At December 31, 2010, 1.4% of our total debt investments at fair value (or 1.8% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.4% at December 31, 2010 and 13.7% at December 31, 2009. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.3% and 14.3%, respectively, at December 31, 2010, versus 11.6% and 17.2% at December 31, 2009. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 10.9% at December 31, 2010 and 11.2% at December 31, 2009. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.1% and 12.1%, respectively, at December 31, 2010, versus 9.4% and 14.2% at December 31, 2009. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At December 31, 2010, we had $2.2 million in cash and cash equivalents and $205.0 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three months and years ended December 31, 2010 and 2009.

Investment Income

Investment income totaled $25.0 million and $105.9 million, respectively, for the three months and year ended December 31, 2010, compared to $30.3 million and $124.9 million for the three months and year ended December 31, 2009. The decrease in investment income for the three months and year ended December 31, 2010 primarily reflects a reduction in the size of our portfolio due to sales, repayments and other exits. Total investments at their current cost basis were $985.7 million at December 31, 2010, compared to $1,054.8 million at December 31, 2009. In addition, since net new investment activity was strongest in the latter half of 2010, its impact on investment income for the year was somewhat diminished.

Expenses

Total expenses for the three months and year ended December 31, 2010 were $22.4 million and $45.7 million, respectively, versus $24.3 million and $47.8 million for the three months and year ended December 31, 2009. Of these totals, for the three months and year ended December 31, 2010, $14.6 million and $15.1 million, respectively, were incentive management fees, versus $16.8 million for both the three months and year ended December 31, 2009. Base management fees were $4.4 million and $16.9 million, respectively, for the three months and year ended December 31, 2010, compared to $4.5 million and $18.5 million for the three months and year ended December 31, 2009. For the three months and year ended December 31, 2010, $1.7 million and $6.2 million, respectively, were interest and other credit facility expenses, versus $1.4 million and $6.4 million for the three months and year ended December 31, 2009. Amortization of debt issuance costs for the three months and year ended December 31, 2010 was $0.7 million and $2.1 million, respectively, versus $0.2 million and $0.7 million for the three months and year ended December 31, 2009. Expenses also consist of investment advisor expenses, professional fees, administrative services expense, insurance expenses, director fees and miscellaneous other expenses. The decreases in base management fees and incentive management fees for the three months and year ended December 31, 2010 primarily reflect a reduction in the size of our portfolio due to investment sales, repayments and other exits. The increase in amortization of debt issuance costs reflects the incurrence of structuring and arrangement fees as a result of our credit facility amendment in April 2010.

Net Investment Income

Net investment income totaled $2.4 million and $59.9 million, or $0.03 per share and $0.96 per share, respectively, for the three months and year ended December 31, 2010. For the three months and year ended December 31, 2009, net investment income totaled $5.0 million and $76.1 million, or $0.09 per share and $1.36 per share, respectively. The decrease is primarily a result of a decline in interest income partially offset by a reduction in expenses.

Net Realized Loss

Total net realized loss for the three months and year ended December 31, 2010 was ($27.5) million and ($90.2) million, respectively, compared to ($45.4) million and ($110.2) million for the three months and year ended December 31, 2009. Net realized loss on investments for the year ended December 31, 2010 resulted primarily from the restructuring of our investments in Electrical Components International, Inc., Marsico Capital entities and Penton Media, Inc. Nearly the entire net realized loss on investments represents amounts that had been reflected in unrealized depreciation on investments in prior periods. Foreign currency losses of ($1.1) million and ($0.9) million for the three months and year ended December 31, 2010, respectively, mainly represent losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies. Foreign currency losses were ($1.2) million and ($3.7) million for the three months and year ended December 31, 2009, respectively.

Net Unrealized Appreciation or Depreciation

For the three months and year ended December 31, 2010, the decrease in net unrealized depreciation on investments and foreign currency translation was $27.6 million and $101.9 million, respectively, versus $56.7 million and $101.4 million for the three months and year ended December 31, 2009. Net unrealized depreciation was ($105.9) million at December 31, 2010 and ($207.9) million at December 31, 2009. The decrease in net unrealized depreciation on investments for the year ended December 31, 2010 was primarily a result of the reversals of prior years’ net unrealized depreciation due to the investment restructurings and dispositions described above and improved capital market conditions. The valuations of our investments were favorably impacted by market-wide decreases in interest yields, as well as increased multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three months and year ended December 31, 2010, the net increase in net assets from operations was $2.4 million and $71.5 million, or $0.03 per share and $1.14 per share, respectively, compared to $16.3 million and $67.2 million, or $0.29 per share and $1.20 per share, for the three months and year ended December 31, 2009. As compared to the prior year, the increase primarily reflects the decrease in net unrealized depreciation on investments, net of realized gains and losses, for the year ended December 31, 2010.

Liquidity and Capital Resources

At December 31, 2010, we had approximately $2 million in cash and cash equivalents, $170 million in borrowings outstanding and, subject to leverage and borrowing base restrictions, $205 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At December 31, 2010, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 493% and were in compliance with all financial covenants under our credit facility. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility, our senior secured notes and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On October 22, 2010, we closed an add-on public offering through which we sold 6 million shares of our common stock at a price of $11.95 per share receiving net proceeds of approximately $68 million. On November 1, 2010, the underwriters of the add-on offering exercised their over-allotment option under the underwriting agreement and elected to purchase an additional 900,000 shares of common stock at a price of $11.95 per share, resulting in net proceeds of approximately $10 million. Additionally, on January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On March 1, 2011, our Board of Directors declared a dividend of $0.32 per share, payable on April 1, 2011 to stockholders of record at the close of business on March 18, 2011.

Dividends declared to stockholders for the three months and year ended December 31, 2010 totaled $23.2 million, or $0.32 per share, and $80.5 million, or $1.28 per share, respectively. For the three months and year ended December 31, 2009, dividends declared to stockholders totaled $18.1 million, or $0.32 per share, and $44.8 million, or $0.80 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We recorded a provision for federal excise taxes of approximately $0.3 million and $1.0 million for the years ended December 31, 2010 and 2009, respectively. Undistributed taxable income carried forward from 2010, currently estimated to be approximately $8.9 million or $0.12 per share, will be paid out as dividends to stockholders in 2011.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders. For the three months and year ended December 31, 2010, these fees totaled $2.7 million and $9.9 million, respectively. There were no such fees for the 2009 periods. For financial reporting purposes, upfront fees are recorded as unearned income and accreted/amortized over the life of the respective investment.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the years ended December 31, 2010 and 2009, dividends reinvested pursuant to our dividend reinvestment plan totaled $5.5 million and $9.1 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2010, the repurchase plan was further extended through June 30, 2011, with 1,794,971 shares remaining authorized for repurchase. There were no purchases under the plan during the year ended December 31, 2010. Since inception of the repurchase plan through December 31, 2010, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Tuesday, March 8, 2011 to discuss its fourth quarter and full year 2010 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 42083898). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Tuesday, March 8, 2011 and ending at midnight on Tuesday, March 15, 2011. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 42083898. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	December 31, 2010	December 31, 2009
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $822,763,237 and $963,463,604)	$707,262,774	$810,035,780
Non-controlled, affiliated investments (amortized cost of $80,424,668 and $63,942,195)	77,376,201	26,793,989
Controlled investments (amortized cost of $82,489,600 and $27,414,204)	95,446,691	9,912,276

Total investments at fair value (amortized cost of $985,677,505 and $1,054,820,003)	880,085,666	846,742,045
Cash and cash equivalents	1,344,159	5,048,136
Cash denominated in foreign currencies (cost of $798,560 and $759,760)	816,712	759,765
Unrealized appreciation on forward foreign currency contracts	—	203,998
Receivable for investments sold	5,316,189	—
Interest receivable	10,763,333	18,441,527
Dividends receivable	9,849,927	6,620,903
Prepaid expenses and other assets	7,431,688	1,710,105

Total Assets	$915,607,674	$879,526,479

Liabilities:
Payable for investments purchased	$2,726,437	$557,483
Unrealized depreciation on forward foreign currency contracts	368,445	—
Credit facility payable	170,000,000	296,000,000
Interest payable on credit facility	256,084	959,458
Dividend distributions payable	23,222,287	18,072,063
Base management fees payable	4,355,021	4,547,129
Incentive management fees payable	14,614,098	16,818,602
Accrued administrative services	80,164	201,728
Other accrued expenses and payables	1,505,214	2,807,254

Total Liabilities	217,127,750	339,963,717

Net Assets:
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, 73,531,317 and 57,436,875 issued and 72,569,638 and 56,475,196 outstanding	73,531	57,437
Paid-in capital in excess of par	994,200,522	826,617,395
Undistributed (distributions in excess of) net investment income	(4,029,341)	19,463,949
Accumulated net realized loss	(180,403,836)	(93,279,572)
Net unrealized depreciation	(105,935,052)	(207,870,547)
Treasury stock at cost, 961,679 and 961,679 shares held	(5,425,900)	(5,425,900)

Total Net Assets	698,479,924	539,562,762

Total Liabilities and Net Assets	$915,607,674	$879,526,479

Net Asset Value Per Share	$9.62	$9.55

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended December 31, 2010	Three months ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$20,091,445	$28,925,250	$92,169,396	$119,051,462
Dividends	1,513,096	156,452	3,101,377	1,479,116
Other income	24,754	23,571	62,254	23,571
From non-controlled, affiliated investments:
Interest	1,680,754	586,963	6,403,192	2,255,171
Dividends	340,418	290,392	1,284,148	1,110,885
From controlled investments:
Interest	1,342,146	241,015	2,800,470	913,852
Other income	50,000	50,000	50,000	50,000

Total investment income	25,042,613	30,273,643	105,870,837	124,884,057

Expenses:
Base management fees	4,355,022	4,547,128	16,877,854	18,498,189
Incentive management fees	14,614,098	16,818,602	15,108,049	16,818,602
Interest and credit facility fees	1,663,213	1,411,908	6,233,689	6,416,888
Amortization of debt issuance costs	666,557	172,032	2,136,038	683,552
Investment advisor expenses	444,690	437,624	1,622,957	1,466,563
Professional fees	87,110	177,221	877,930	1,126,665
Administrative services	81,984	202,312	763,876	807,837
Insurance	123,408	155,795	581,428	569,201
Director fees	104,581	91,857	385,750	360,095
Other	249,993	261,969	1,134,155	1,070,904

Total expenses	22,390,656	24,276,448	45,721,726	47,818,496

Net investment income before excise taxes	2,651,957	5,997,195	60,149,111	77,065,561
Excise tax expense	(298,322)	(1,012,791)	(298,322)	(1,012,791)

Net Investment Income	2,353,635	4,984,404	59,850,789	76,052,770

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(26,397,180)	(1,593,060)	(53,083,081)	(63,987,289)
Non-controlled, affiliated investments	667	—	(36,221,198)	12,240
Controlled investments	—	(42,556,492)	2,515	(42,556,492)
Foreign currency	(1,101,957)	(1,238,096)	(934,959)	(3,706,527)

Net realized loss	(27,498,470)	(45,387,648)	(90,236,723)	(110,238,068)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	23,279,906	14,767,360	32,535,681	86,293,709
Non-controlled, affiliated investments	2,864,581	(534,845)	39,491,418	(22,969,287)
Controlled investments	1,343,868	41,905,139	30,459,019	37,584,406
Foreign currency translation	72,454	604,717	(550,623)	516,193

Net change in unrealized appreciation or depreciation	27,560,809	56,742,371	101,935,495	101,425,021

Net realized and unrealized gain (loss)	62,339	11,354,723	11,698,772	(8,813,047)

Net Increase in Net Assets Resulting from Operations	$2,415,974	$16,339,127	$71,549,561	$67,239,723

Net Investment Income Per Share	$0.03	$0.09	$0.96	$1.36

Earnings Per Share	$0.03	$0.29	$1.14	$1.20

Basic and Diluted Weighted-Average Shares Outstanding	70,867,464	56,473,797	62,663,002	55,923,757
Dividends Declared Per Share	$0.32	$0.32	$1.28	$0.80

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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